Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-232656, 333-244487, 333-252951), Form S-3 (File No. 333-279871, 333-281881) and Form S-8 (File No. 333-224572, 333-261302, 333-262397, 333-269910, 333-276079, 333-276782) of NeuroOne Medical Technologies Corporation of our report dated December 17, 2024, relating to the financial statements, which appears in this Form 10-K for the year ended September 30, 2024 and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements, appearing herein.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota

December 17, 2024